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                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                   FORM 8-K

                                CURRENT REPORT


                      Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


          Date of Report (Date of earliest event reported): October 4, 1995

                             SCHERER HEALTHCARE, INC.
                (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



     DELAWARE                     0-10552                     59-0688813
     (STATE OF               (COMMISSION FILE NO.)         (I.R.S. EMPLOYER
   INCORPORATION)                                          IDENTIFICATION NO.)



                          2589 PACES FERRY ROAD, SUITE 300
                              ATLANTA, GEORGIA 30339
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)


                                  (770) 333-0066
                  (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)












                                   Page 1 of 79
                                Exhibit Index on Page 4


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ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS.

    Effective on October 4, 1995, Scherer Healthcare, Ltd. (doing business as Custom Medical Products), a Georgia limited partnership in which the Company owns a 65% general partner interest (the "Partnership"), sold certain of its assets and liabilities to Cordis Medical Products, Inc. ("Purchaser"), a wholly-owned subsidiary of Cordis Corporation ("Cordis"), pursuant to an Asset Purchase Agreement dated October 3, 1995 (the "Agreement"), by and among Purchaser, the Partnership, ASH Enterprises, Inc., Out-Patient Products Company, Inc. and the Company. Pursuant to the Agreement, the Partnership sold to Purchaser all of the assets of the Partnership used in connection with its business of packing and distributing to hospitals and other healthcare providers medical supplies for surgical procedures, manufacturing and distributing to hospitals and other healthcare providers medical drapes and accessory items used by healthcare providers and distributing to hospitals and other healthcare providers medical gowns and related apparel (the "Medical Business"). The assets sold to Purchaser consisted primarily of the Partnership's plant and land located in Asheville, North Carolina, furniture and fixtures, machinery and equipment, inventory, and other tangible and intangible property related to the Medical Business. The assets sold to Purchaser did not include cash, accounts receivable and the assets of the Partnership used in or relating to its industrial drape and gown business, including inventory. Purchaser also agreed to assume all accounts payable of the Partnership related to the Medical Business and certain other specifically identified liabilities of the Partnership.

    The aggregate purchase price paid by Purchaser was $6,527,261 payable as follows: (i) $4,726,343 paid in cash at the closing; (ii) $150,000 in cash placed in the escrow account described below; (iii) $458,269 paid to First Citizens Bank & Trust Company in full satisfaction of the mortgage on the Partnership's Asheville plant sold to Purchaser; (iv) $40,246 paid to Scherer Capital L.L.C. in satisfaction of a loan from Scherer Capital L.L.C. to the Partnership which was secured by the land underlying the Asheville plant; and
(v) the assumption by Purchaser of $1,152,403 in liabilities.

    Pursuant to the Agreement, $150,000 of the purchase price was placed in an escrow account for the purpose of providing a source of payment for certain adjustments to the purchase price. The funds held in the escrow account will be used to fund the payment of all real and personal property taxes, rents, insurance, fuel, utility and other charges with respect to the tangible assets of the Partnership transferred to Purchaser for periods ending on or prior to October 3, 1995. The funds held in the escrow account also will be used to fund the payment of accounts payable for which invoices had not yet been received at the time of closing but with respect to which the product, materials or services to which the accounts payable relate were delivered or performed on or prior to the date of closing. Subject to the resolution of any disputes between the Partnership and Purchaser with respect to the distributions of the escrow account, the funds held in the escrow account will be distributed on or about January 2, 1996.

    Pursuant to the Agreement, the parties to the Agreement entered into a Non-Competition Agreement dated October 3, 1995, pursuant to which the Partnership and the Company agreed that for a period of two years following the date of the Agreement they would not engage in the business of packing and distributing to hospitals and other healthcare providers medical supply trays for use in surgical medical diagnostic and interventional catheterization procedures and surgical medical diagnostic and interventional catheterization procedures packs, manufacturing and distributing to hospitals and other healthcare providers drapes and gowns and related apparel for use in surgical medical diagnostic and interventional catheterization procedures, and packing and distributing to medical supply firms medical drapes and accessories and medical procedure packs.

                                   2

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    Pursuant to the Agreement, the Partnership and the general partner of the
Partnership agree to indemnify Purchaser and Cordis against certain liabilities incurred by Purchaser or Cordis subsequent to the closing of the transaction, including liabilities incurred in connection with liabilities of the Partnership retained by the Partnership, environmental liabilities, liabilities associated with employee benefit plans and other employee matters and tax matters. The Company agreed to guarantee the Partnership's and the General Partner's indemnification obligations to the Purchaser and Cordis subject to certain limitations set forth in the Agreement.

    Prior to the sale transaction, Cordis was a significant customer of the Partnership.

    The Partnership will continue in the business of providing non-woven apparel for industrial uses.



ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.

         (b)  PRO FORMA FINANCIAL INFORMATION.

              In accordance with Item 7(b)(2) of Form 8-K, any pro forma financial information required to be filed with the Commission will be filed as an amendment to this report under cover of Form 8-K/A on or before December 18, 1995.

         (c)  Exhibits

         2 Asset Purchase Agreement dated October 3, 1995 among Cordis Medical Products, Inc., Scherer Healthcare, Ltd., d/b/a Custom Medical Products, ASH Enterprises, Inc., Out-Patient Products Company, Inc., Scherer Healthcare, Inc.
              and Cordis Corporation

         28   Press Release dated October 5, 1995.


                                SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on behalf of the undersigned hereunto duly authorized.

                                  SCHERER HEALTHCARE, INC.



Date: October 19, 1995            By: /s/ ROBERT P. SCHERER, JR.
                                     --------------------------------------
                                       Robert P. Scherer, Jr.
                                       Chairman and Chief Executive Officer


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                               EXHIBIT INDEX

Exhibit No.                       Document                     Page No.
-----------                       --------                     --------

2             Asset Purchase Agreement dated October 3,
              1995 among Cordis Medical Products, Inc.,
              Scherer Healthcare, Ltd., d/b/a Custom
              Medical Products, ASH Enterprises, Inc.,
              Out-Patient Products Company, Inc.,
              Scherer Healthcare, Inc. and Cordis
              Corporation......................................... 6

28            Press Release dated October 5, 1995.................79


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